Exhibit 99.1

GE Real Estate Completes $4.8B Acquisition of Arden Realty
Tuesday May 2, 1:16 pm ET

Joaquin de Monet and Robert Peddicord Named to Oversee Arden, Lead Growth in Dynamic Western Region

STAMFORD, Conn; LOS ANGELES, CA, May 2, 2006 — Building on its growth ambitions in the Western region of the U.S., GE Real Estate (NYSE: GE) announced today the completion of its acquisition of Arden Realty, Inc. (NYSE: ARI), the largest publicly-traded office landlord in Southern California. The purchase price of approximately $4.8 billion includes the assumption and refinancing of $1.6 billion of Arden’s outstanding debt. In connection with this transaction, Trizec Properties, Inc. (NYSE: TRZ) acquired 13 Arden properties for approximately $1.6 billion. The remainder of the Arden portfolio will stay intact and continue to operate as Arden Realty.

The GE and Arden leadership will leverage Arden’s premier presence and strong relationships in the region to quickly implement a strategic asset plan to expand further into its core markets. GE will also use the Arden platform to grow significantly in other California markets, Washington and Arizona.

One member of GE and four members of the Arden leadership teams have been appointed to oversee Arden:

•                  Joaquin de Monet, Managing Director at GE Real Estate, has been named President and CEO of Arden Realty.

•                  Robert Peddicord, formerly Executive Vice President, Leasing and Operations at Arden Realty, assumes the role of Chief Operating Officer.

•                  Andres Gavinet, formerly First Vice President and Chief Accounting Officer, has been named Chief Financial Officer.

•                  Howard Stern and David Swartz remain Senior Vice President and Chief Investment Officer and Senior Vice President and General Counsel, respectively.

“We invest where there are excellent opportunities for growth, both in asset value and portfolio size. This transaction significantly expands our footprint in a market that we think is one of the strongest markets in the U.S.,” commented Joe Parsons, President, North American Equity at GE Real Estate. “We will continue to assess opportunities to acquire quality assets in Southern California, and look forward to Joaquin and Robert’s leadership to help us expand Arden’s presence in the Western region.”

“GE and Arden are a dynamic force in one of the country’s most robust markets,” added Peddicord. “GE’s solid financial backing and global resources combined with Arden’s local market expertise and outstanding performance record will greatly enhance Arden’s ability to grow in the Western region of the U.S.”

The portion purchased by Trizec Properties includes 13 properties with approximately 4 million square feet.

Tim Callahan, Trizec’s president and chief executive officer commented, “Through this transaction, we have acquired a large, high-quality portfolio that is well located in markets that we believe have strong economies, positive employment trends and growing rental rates.” Mr. Callahan added, “We’re pleased to have partnered with GE in the execution of this transaction.”

Merrill Lynch acted as the financial advisor to GE Real Estate, and King & Spalding LLP provided legal advice. Lehman Brothers Inc., Wachovia Securities, and Secured Capital LLC served as financial advisors to Arden in this transaction. Wachovia Securities and Houlihan Lokey Howard and Zukin also rendered fairness opinions to Arden’s

Board of Directors. Latham & Watkins LLP and Venable LLP provided legal counsel to the Company. Hogan & Hartson LLP provided legal counsel to Trizec.

Notes to editors:

About GE Real Estate

GE Real Estate (www.gerealestate.com ) is a world leader in real estate capital. Formed in 1972, the business has more than $35 billion in core assets with 34 offices located throughout North America, Europe, Asia, and Australia/New Zealand. GE Real Estate, backed by its parent company’s AAA rating, offers a broad range of financing, equity and servicing solutions including: intermediate and long-term mortgage financing, restructuring and acquisition capital, niche equity investment/joint ventures, capital markets securitization and placements, and asset management. As one of the fastest growing units within GE Commercial Finance, Real Estate has experienced annual growth of more than 10% for the last ten consecutive years.

GE Commercial Finance (www.gecommercialfinance.com ) offers businesses an extensive array of financial services and products worldwide. With approximately $217 billion in assets and an expertise in the mid-market, GE Commercial Finance provides loans, operating leases, financing programs and innovative structured capital to help customers grow. GE Commercial Finance is a wholly owned subsidiary of the General Electric Company (NYSE: GE), a diversified services, technology and manufacturing company with operations worldwide.

About Arden Realty, Inc.

Arden Realty, Inc. is one of the largest office landlords in Southern California. After the close of the transaction with GE Real Estate, Arden will have 14.8 million square feet comprised of 103 properties and 175 buildings from Ventura to San Diego counties. Arden is also a nationally recognized leader in energy conservation and efficiency. For three consecutive years the Environmental Protection Agency cited Arden as the “Commercial Real Estate Owner of the Year” for its innovative energy initiatives and for owning the most energy efficient buildings in a single portfolio in the nation. For more information on the company, visit the Arden website at www.ardenrealty.com.